SouthWest Water Team of Operators Win

AWWA "Top Ops" Challenge

LOS ANGELES, May 11, 2010 – SouthWest Water Company (Nasdaq:SWWC) today announced that a team of three company operators, Roy Aristizabal, Albert Amezquita and Andy Barnett, won the American Water Works Association (AWWA) "Top Ops" Challenge for the state of Texas.

“Our team demonstrated a vast technical knowledge of water operations,” said Mark Swatek, president and chief executive officer of SouthWest Water Company. “They successfully beat out the former Texas champions, who have represented Texas since 2004.”

Top Ops is the "college bowl" of the water industry. Teams of one, two, or three water operators from all AWWA sections compete against each other in a competitive, fast-paced question-and-answer tournament. A moderator poses a broad range of technical questions that involve all aspects of water operations. The topics covered include basic science, public health and drinking water standards, water treatment plant operations and maintenance practices, water quality, water distribution practices, pumps and hydraulics, and laboratory procedures.

Texas is the second largest single state section of AWWA and has a long history of doing well at the AWWA International Competition. SouthWest Water’s team will represent Texas and SouthWest Water Company at the AWWA Annual Conference in Chicago on June 20-24 where they will compete in the International Top Ops Competition.

About SouthWest Water

SouthWest Water Company provides a broad range of operations, maintenance and management services, including water production, treatment and distribution; wastewater collection and treatment; customer service; and utility infrastructure construction management. The company owns regulated public utilities and also serves cities, utility districts and private companies under contract. More than a million people in 9 states depend on SouthWest Water for high-quality, reliable service. Additional information may be found on the company’s Web site: www.swwc.com.

For Further Information:

CONTACT: DeLise Keim

                  VP Corporate Communications

                   213.929.1846

SouthWest Water Company

624 S. Grand Ave., Suite 2900

Los Angeles, CA 90017

www.swwc.com

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